Exhibit 1
Letterhead of McGladrey & Pullen, LLP



                                                     December 4, 2000


Securities and Exchange Commission
Washington, DC  20549

We were previously the independent accountants for Allstate Financial Corporation, and on March 17, 2000, we reported on the consolidated balance sheet of Allstate Financial Corporation and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. On December 4, 2000, we were dismissed as independent accountants of Allstate Financial Corporation.

We have read Allstate Financial Corporation's statements included under Item 4 of its Form 8-K dated December 4, 2000, and we agree with such statements.





                           /s/ McGladrey & Pullen, LLP
                             McGladrey & Pullen, LLP

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